EXHIBIT 10.5
CDI CORP.

TIME-VESTED DEFERRED STOCK AGREEMENT

1. Grant of Time-Vested Deferred Stock. The Company hereby grants to Brian Short (the “Recipient”) 59,500 shares of Time-Vested Deferred Stock (the “Time-Vested Deferred Stock”). This Grant is subject to the terms, definitions and provisions of the Plan, which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan. In the event of an express conflict between the terms of this Agreement and the Plan, the Plan will prevail.
2.    Definitions.
(a)    “Accelerated Portion” means the greater of (x) the first two tranches of shares of Time-Vested Deferred Stock scheduled to vest after a Sale of the Company and (y) (i) if the Sale Price is less than $9.00 per Share, 0 shares of Time-Vested Deferred Stock, (ii) if the Sale Price is at least $9.00 per Share but less than $10.00 per Share, a number of shares of Time-Vested Deferred Stock that when combined with all shares of Time-Vested Deferred Stock that were vested immediately prior to the Sale of the Company equals 40% of the number of shares of Time-Vested Deferred Stock subject to this Agreement, (iii) if the Sale Price is at least $10.00 per Share but less than $11.00 per Share, a number of shares of Time-Vested Deferred Stock that when combined with all shares of Time-Vested Deferred Stock that were vested immediately prior to the Sale of the Company equals 50% of the number of shares of Time-Vested Deferred Stock subject to this Agreement; (iv) if the Sale Price is at least $11.00 per Share but less than $12.00 per Share, a number of shares of Time-Vested Deferred Stock that when combined with all shares of Time-Vested Deferred Stock that were vested immediately prior to the Sale of the Company equals 60% of the number of shares of Time-Vested Deferred Stock subject to this Agreement; and (v) if the Sale Price is at least $12.00, 100% of the then outstanding and unvested shares of Time-Vested Deferred Stock. If the Sale Price is in the range described in clause (y)(ii) but at least 40% of the Grant is vested immediately prior to the occurrence of a Sale of the Company, then clause (y)(ii) shall be deemed to equal 0 shares of Time-Vested Deferred Stock. If the Sale Price is in the range described in clause (y)(iii) but at least 50% of the Grant is vested immediately prior to the occurrence of a Sale of the Company, then clause (y)(iii) shall be deemed to equal 0 shares of Time-Vested Deferred Stock. If the Sale Price is in the range described in clause (y)(iv) but at least 60% of the Grant is vested immediately prior to the occurrence of a Sale of the Company, then clause (y)(iv) shall be deemed to equal 0 shares of Time-Vested Deferred Stock.
(b)    “CDI Stock” means common stock, par value $0.10 per share, of the Company.
(c)    “Company” means CDI Corp., a Pennsylvania corporation.

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(d)     “Grant” means the grant of Time-Vested Deferred Stock to the Recipient which is described in Section 1 of this Agreement.
(e)    “Grant Date” means January 25, 2017.
(f)    “Plan” means the CDI Corp. Amended and Restated Omnibus Stock Plan, as the same may be amended, amended and restated and/or supplemented from time to time.
(g)    “Release” means a release of claims and covenant not to sue in form and substance satisfactory to the Company.
(h)    “Sale of the Company” means any person or entity together with its affiliates (but in all cases, not including any Excluded Persons) acquires (by purchase, merger or otherwise), directly or indirectly, in one transaction or in a series of related transactions, capital stock of the Company having a fair market value in excess of 50% of the total fair market value of the then outstanding capital stock of the Company.  “Excluded Person” means any person or entity who is an affiliate of the Company on the Grant Date.  For purposes of this definition, “affiliate” has the meaning set forth in Rule 405 of the Securities Act of 1933, as amended.
(i)    “Sale Price” means the per share CDI Stock consideration paid in a Sale of the Company, determined by the Committee in its sole discretion exercised in good faith if any portion of such consideration is paid in a form other than cash (and if a per share CDI Stock price is generally used for all shareholders, then such per share CDI Stock price shall be used for purposes of determining the Sale Price).
3.    Vesting.
(a)    General Vesting. Except as otherwise provided in Section 3(b), the Time-Vested Deferred Stock will vest as set forth in this Section 3(a), subject to the Recipient’s continuous employment with the Company and its Subsidiaries from the Grant Date through and including the applicable vesting date. Except as otherwise provided in Sections 3(c) and 3(d), if the Recipient’s employment with the Company and its Subsidiaries terminates for any reason (regardless of whether such termination is initiated by the Company, any of its Subsidiaries or by the Recipient) prior to the applicable vesting date, all then unvested shares of Time-Vested Deferred Stock (and all dividend equivalents thereon under Section 4) shall be immediately forfeited for no compensation, payment or other consideration.

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Vesting Date	Number of Shares of Time-Vested Deferred Stock Vesting
October 1, 2017	11,900
October 1, 2018	17,850
October 1, 2019	17,850
October 1, 2020	11,900

(b)    Sale of the Company. Upon the closing of a Sale of the Company, (i) provided that the Recipient has remained employed by the Company or one of its Subsidiaries from the Grant Date through and including such Sale of the Company, the Accelerated Portion shall become immediately vested and settled, (ii) each share of Time-Vested Deferred Stock that is then unvested and outstanding and that does not become vested under clause (i) above shall be converted into the sum of (x) the Sale Price and (y) the amount of dividend equivalents accrued on such share of Time-Vested Deferred Stock under Section 4 as of the consummation of the Sale of the Company (collectively, the sum of clauses (x) and (y) with respect to each such share of Time-Vested Deferred Stock, the “Settlement Amount”) and (iii) the vesting date for each tranche of the Time-Vested Deferred Stock that does not become vested under clause (i) above shall be accelerated by one year (e.g., if a Sale of the Company at less than $9.00 per Share occurs on July 1, 2017, then the first and second tranches of the Time-Vested Deferred Stock would become immediately vested, the vesting date of the third tranche of the Time-Vested Deferred Stock would be accelerated to October 1, 2018 and the vesting date of the fourth and final tranche of the Time-Vested Deferred Stock would be accelerated to October 1, 2019). On each date on which a share of Time-Vested Deferred Stock was scheduled to become vested under Section 3(a) as modified by clause (iii) above or becomes vested under Section 3(d), if the Recipient continues to be employed by the Company or its Subsidiaries or their successors on the applicable vesting date or if vesting occurs under Section 3(d), then the Recipient shall receive in settlement of each share of Time-Vested Deferred Stock then becoming vested an amount in cash equal to the Settlement Amount thereof. Any accelerated vesting under clause (i) of this Section 3(b) shall be applied in the order of the earliest scheduled tranche to vest following the Sale of the Company to the latest scheduled tranche to vest following the Sale of the Company (and may result in the accelerated vesting of only a portion of a tranche).
(c)    Certain Terminations of Employment Prior to a Sale of the Company. If, prior to the occurrence of a Sale of the Company, the Recipient’s employment with the Company and its Subsidiaries is terminated by the Company and its Subsidiaries without Cause or due to Disability or as the result of the Recipient’s death, then a pro-rata portion of the shares of Time-Vested Deferred Stock that were scheduled to vest on the first October 1st immediately following such termination (based on the number of days from the Grant Date to the date of such

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termination in relation to the number of days from the Grant Date to such October 1st) shall become vested on the date of such termination and shall be settled on the first payroll date after the effective date of the Release (and in all events within 60 days after such termination); provided, however, that if the Recipient’s employment is terminated by the Company and its Subsidiaries without Cause (but not due to death or Disability) within 30 days before the occurrence of a Sale of the Company, then in lieu of the pro-rata portion described in this Section 3(c) prior to this proviso becoming vested, the Accelerated Portion shall become vested on the date of such Sale of the Company and shall be settled within 60 days after such termination. All vesting under this Section 3(c) shall be subject to the Recipient’s (or the Recipient’s estate’s or legal representative’s, as applicable) execution of the Release such that it is effective and irrevocable within 60 days after the date of his termination of employment.
(d)    Certain Terminations of Employment Upon or Within One Year After a Sale of the Company. If, upon or within one year after the occurrence of a Sale of the Company, the Recipient’s employment with the Company and its Subsidiaries is terminated by the Company and its Subsidiaries without Cause (but not due to Disability or as the result of the Recipient’s death), then the following number of outstanding and unvested shares of Time-Vested Deferred Stock shall become vested on the date of such termination and shall be settled on the first payroll date after the effective date of the Release (and in all events within 60 days after such termination): the product of (X) the number of shares of Time-Vested Deferred Stock scheduled to vest on the first October 1st after such termination (after giving effect to any accelerated vesting under Section 3(b)) and (Y) a fraction, the numerator of which is the number of full months between the date of the Sale of the Company and the date of such termination (but not in excess of 12) and the denominator of which equals 12. All vesting under this Section 3(d) shall be subject to the Recipient’s (or the Recipient’s estate’s or legal representative’s, as applicable) execution of the Release such that it is effective and irrevocable within 60 days after the date of his termination of employment.
(e)    Settlement; Forfeiture. For each share of Time-Vested Deferred Stock in which the Recipient becomes vested in accordance with Section 2 or 3 above, a stock certificate representing one share of CDI Stock will be delivered to the Recipient within 60 days after such share vests (or such shorter period set forth in Section 3(c)), or if the Recipient chooses, the shares of CDI Stock may be issued in book entry form, or in the case of vesting under Sections 3(b) or 3(d), the Settlement Amount with respect to the share of Time-Vested Deferred Stock becoming vested shall be paid in respect thereof within such 60 day period. The number of shares of CDI Stock payable to the Recipient (or the Settlement Amount, as applicable) shall be decreased in accordance with Section 5 below regarding tax withholding.
4.    Dividend Equivalents. No dividends shall be paid with respect to the Grant. In lieu thereof, if vesting occurs under Section 3 hereof, the Recipient will receive (on the same day that the corresponding shares of Time-Vested Deferred Stock are settled) that number of additional whole shares of CDI Stock that can be purchased (based on their Fair Market Value on the date of vesting) with the sum of the dividends that would have been paid between the Grant Date and

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such vesting date with respect to the number of shares of CDI Stock then being delivered in settlement of the Grant. The number of shares of CDI Stock payable to the Recipient with respect to such dividend equivalents shall be decreased in accordance with Section 5 below regarding tax withholding. For the avoidance of doubt, accrued dividend equivalents are included in the Settlement Amount and payment of them shall not be duplicated when vesting occurs following a Sale of the Company.
5.    Tax Withholding. The number of shares of CDI Stock to be delivered to the Recipient upon settlement of the Time-Vested Deferred Stock (including shares relating to dividend equivalents) shall be reduced by the number of shares having a Fair Market Value equal to the minimum taxes (including, without limitation, federal, state, local or foreign income or payroll taxes) required by law to be withheld in connection with the settlement of the Time-Vested Deferred Stock. The portion of any shares of CDI Stock withheld pursuant to the applicable tax laws shall be determined by using the Fair Market Value of CDI Stock on the date of settlement. To the extent payable, the Settlement Amount shall be reduced by all applicable taxes required to be withheld in connection with the payment thereof.
6.    Nontransferability of the Grant. The Time-Vested Deferred Stock may not be transferred, in whole or in part, except (a) by will or the applicable laws of descent and distribution or (b) with the prior written approval of the Committee, to the spouse or descendant of the Recipient or a trust for the benefit of the spouse or descendants of the Recipient.
7.    Stock Ownership Requirements. If the Recipient is subject to any stock ownership requirements imposed by the Company, those requirements may limit the Recipient’s ability to sell or otherwise transfer some or all of the shares of CDI Stock acquired by the Recipient through the vesting of the Time-Vested Deferred Stock.
8.    Awards Policy. This Grant is subject to the terms and conditions of the Policy on Cash Bonus Awards and Equity Awards Clawback for CDI Corp. and its Related Companies. This Grant is also subject to clawback to the extent required by Section 10D(b)(2) of the Securities Exchange Act of 1934, as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.
9.    Cancellation of Time-Vested Deferred Stock and Repayment of Gains. Notwithstanding any other provision of this Agreement, if the Committee determines that the Recipient has entered into or intends to enter into competition with the Company or any of its Subsidiaries, the Committee may, in its discretion, at any time during the term of the non-competitive covenant, if any, in the employment agreement, engagement agreement, “covenants and agreements” or similar document between the Recipient and the Company or any of its Subsidiaries which is being violated by such competition, (a) cancel any then-unvested shares of Time-Vested Deferred Stock granted to the Recipient, any dividend equivalents thereon and the Settlement Amount relating to any share of Time-Vested Deferred Stock and/or (b) require the Recipient to pay to the Company an amount equal to the value derived from the CDI Stock and/or Settlement Amount

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issued or paid to the Recipient upon the settlement of any Time-Vested Deferred Stock (including any shares received under Section 4 hereof) during the one-year period prior to such violation.
10.     Compliance with Laws. All shares of CDI Stock issued hereunder to the Recipient or his Personal Representative shall be transferred in accordance with all applicable laws, regulations and listing requirements of any national securities exchange on which CDI Stock is then traded or listed, and the Company may take all actions necessary or appropriate to comply with such requirements including, without limitation, restricting (by legend or otherwise) such CDI Stock as shall be necessary or appropriate, in the opinion of counsel for the Company, to comply with applicable federal and state securities laws, including Rule 16b-3 (or any similar rule) of the Securities and Exchange Commission, and postponing the issuance or delivery of any shares of CDI Stock. Notwithstanding any provision in this Agreement to the contrary, the Company shall not be obligated to issue or deliver any shares of CDI Stock (or the Settlement Amount) if such action violates any provision of any law or regulation of any governmental authority or any national securities exchange. The Company may also condition the issuance of shares of CDI Stock upon the prior receipt from the Recipient of any undertakings that the Company determines are required to ensure that the shares are being issued in compliance with federal and state securities laws.
11.    Rights Prior to Issuance of Shares. Neither the Recipient nor any person to whom the Recipient’s rights shall have passed by will or by the laws of descent and distribution or otherwise shall have any of the rights of a shareholder with respect to any shares of Time-Vested Deferred Stock or any shares of CDI Stock issuable upon vesting of the Time-Vested Deferred Stock until the date of issuance to the Recipient of such shares of CDI Stock.
12.    Time-Vested Deferred Stock Does Not Affect Employment Relationship. This Grant shall not confer upon the Recipient any right to continue in the employ or service of the Company or any of its Subsidiaries, nor interfere in any way with the right of the Company or any of its Subsidiaries to terminate the employment or other service relationship of the Recipient at any time and for any reason.
13.    Interpretation. The Committee shall have the sole power to interpret this Agreement and to resolve any disputes arising hereunder.
14.    Acknowledgement. The Recipient acknowledges receipt of a copy of the Plan and certain information related thereto and represents that he is familiar with the terms and provisions thereof, and hereby accepts this Agreement subject to all of the terms and provisions of the Plan. The Recipient has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of independent counsel prior to executing this Agreement and fully understands all provisions relating to this Agreement. The Recipient hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee with respect to any questions arising under the Plan or this Agreement. In addition, by entering into this Agreement and accepting this Grant, the Recipient acknowledges that: (a) the Grant is a one-time

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benefit and does not create any contractual or other right to receive future grants, awards or other benefits in lieu of grants; (b) the Recipient’s participation in the Plan is voluntary; (c) this Grant is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, termination, bonuses, retirement benefits or similar payments; and (d) the future value of CDI Stock is unknown and cannot be predicted, and the Recipient is not, and will not, rely on any representation by the Company or any of its personnel regarding the future value of CDI Stock (nor has any such representation been made).
15.    Execution of this Agreement. If the Recipient does not sign and return this Agreement within 30 days following the Grant Date, the Company is not obligated to provide the Recipient with any benefit hereunder and may refuse to issue shares of CDI Stock (and pay the Settlement Amount) to the Recipient in connection with this Grant. If the Recipient receives any shares of CDI Stock (or the Settlement Amount) in connection with this Grant but has not signed and returned this Agreement, he will be deemed to have accepted and agreed to the terms set forth herein.
16.    Code Section 409A. This Agreement is intended to comply with, or be exempt from, Code Section 409A and shall be interpreted consistent therewith and without resulting in any increase in the amounts owed hereunder by the Company. Notwithstanding any other provision of this Agreement to the contrary, if Recipient is a “specified employee” within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after Recipient’s “separation from service” (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement shall not be paid (or commence) during the six-month period immediately following Recipient’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that otherwise would have been made or provided during such six-month period and which would have incurred such additional tax under Code Section 409A shall instead be paid or provided to Recipient on the earlier of (i) the first regular payroll date of the seventh month following Recipient’s separation from service or (ii) the 10th business day following the Recipient’s death (but no earlier than such payments or benefits are otherwise scheduled to be paid or provided). If Recipient’s termination of employment hereunder does not constitute a “separation from service” within the meaning of Code Section 409A, then any amounts payable hereunder on account of a termination of Recipient’s employment and which are subject to Code Section 409A shall not be paid until Recipient has experienced a “separation from service” within the meaning of Code Section 409A. To the extent required by Code Section 409A, all references in this Agreement to “termination of employment” and similar phrases regarding the end of Recipient’s employment with the Company and its affiliates shall mean the Recipient’s “separation from service” within the meaning of Code Section 409A and the regulations thereunder. If the 60 day Release period described in Section 3 above overlaps two calendar years, then to the extent required by Code Section 409A, any portion of the Time-Vested Deferred Stock (including the Settlement Amount) that otherwise would have been settled or paid in the first calendar year will instead be withheld and settled or paid on the first payroll

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date in such second calendar year. Neither the Company nor any of its affiliates shall have any liability or obligation to the Recipient or any other person or entity for any taxes, interest or penalties relating to this Agreement or the Grant, including without limitation, in the event that this Agreement or the Grant does not comply with, or is not exempt from, Code Section 409A. To the extent permitted by Code Section 409A, nothing contained in this Agreement, including without limitation, Section 3(b), shall limit the authority of the Committee to take any of the actions with respect to the Grant set forth in Section 4.2.8 of the Plan.
17.    Miscellaneous. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to its choice of laws provisions. This Agreement may be amended only by written agreement between the Company and the Recipient. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. This Agreement represents the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings and discussions (including, without limitation, any term sheet), whether written or oral, between the parties hereto relating to the subject matter hereof.
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CDI CORP.	BRIAN SHORT
By: /s/ Michael S. Castleman	Signature: /s/ Brian Short
Name: Michael S. Castleman	Print Name: Brian Short
Title: President & Interim CEO	Date: 01/25/17

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